UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2017 assembly biosciences, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35005	20-8729264
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11711 N. Meridian Street, Suite 310

Carmel, Indiana 46032

(Address of principal executive offices, including zip code)

(317) 210-9311

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 6, 2017, Assembly Biosciences, Inc. (the “Company”) entered into a Research, Development, Collaboration and License Agreement (the “Collaboration Agreement”) with Allergan Pharmaceuticals International Limited (“Allergan”) to develop and commercialize select microbiome gastrointestinal programs. The transaction is expected to close in the first quarter of 2017, subject to customary closing conditions, including the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Pursuant to the Collaboration Agreement, the Company has agreed to grant Allergan an exclusive worldwide license to certain of its intellectual property, including its intellectual property arising under the Collaboration Agreement, to develop and commercialize licensed compounds for ulcerative colitis, Crohn’s disease and irritable bowel syndrome.

Under the Collaboration Agreement, Allergan and the Company will collaborate on research and development activities with respect to the licensed compounds in accordance with a mutually agreed upon research and development plan.

Pursuant to the terms of the Collaboration Agreement, Allergan has agreed to pay the Company an upfront payment of $50 million. The Company is eligible to receive up to approximately $630 million in development milestone payments and up to approximately $2.15 billion in commercial milestone payments in connection with the successful development and commercialization of licensed compounds for up to six different indications. In addition, the Company is eligible to receive tiered royalties at rates ranging from the mid-single digits to the mid-teens based on net sales. Allergan and the Company have agreed to share development costs up to an aggregate of $75 million through proof-of-concept (“POC”) studies on a ⅔, ⅓ basis, respectively, and Allergan has agreed to assume all post-POC development costs. In the event any pre-POC development costs exceed $75 million in the aggregate, the Company may elect either (a) to fund ⅓ of such costs in excess of $75 million or (b) to allow Allergan to deduct from future development milestone payments ⅓ of the development costs funded by Allergan in excess of $75 million plus a premium of 25%. The Company has an option to co-promote the licensed programs in the United States and China, subject to certain conditions set forth in the Collaboration Agreement.

Allergan may terminate the Collaboration Agreement for convenience at any time upon either 90 days’ (prior to the initiation of the first POC trial of a licensed product) or 120 days’ (after the initiation of the first POC trial of a licensed product), as applicable, advance written notice to the Company.  The Collaboration Agreement also contains customary provisions for termination by either party, including in the event of breach of the Collaboration Agreement, subject to cure.

Item 7.01	Regulation FD Disclosure.

On January 9, 2017, Allergan and the Company issued a joint press release announcing the entry into the Research, Development, Collaboration and License Agreement. A copy of the press release is being furnished as Exhibit 99.1 to this Report on Form 8-K.

The information in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to liability of that section, nor shall such information be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Joint Press Release of Allergan plc and Assembly Biosciences, Inc., dated January 9, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 10, 2017	Assembly Biosciences, Inc.

	By:	/s/ Derek Small
Derek Small
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Joint Press Release of Allergan plc and Assembly Biosciences, Inc., dated January 9, 2017.